SECURITIES AND EXCHANGE COMMISSION
	                         Washington, DC  20549


	                                FORM 8-K

	                        Current Report Pursuant
	                     to Section 13 or 15(d) of the
	                    Securities Exchange Act of 1934

	                  Date of Report:  December 18, 1998

	                 ACADIA NATIONAL HEALTH SYSTEMS, INC.
	        (Exact Name of Registrant as Specified in its Charter)


                          	     COLORADO
             (State or Other Jurisdiction of Incorporation)


               0-28976				                             010509781
        (Commission File Number)		       (I.R.S. Employer Identification Number)

    95 Park Street, Lewiston, Maine			              	    04240
(Address of Principal Executive Offices		             	(Zip Code)

	                            (207) 777-3423
	                            (800) 274-9185
	         (Registrant's Telephone Number, Including Area Code)

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INFORMATION INCLUDED IN THIS REPORT


ITEMS 1 THROUGH 4, 6 THROUGH 9 NOT APPLICABLE.


ITEM 5.     OTHER EVENTS.

(i)	Reference is made to the press release issued to the public by the
    Registrant on December 18, 1998, the text of which is attached hereto as Exhibit 99.1, for a description of the events reported pursuant to this Form 8-K.


INDEX TO EXHIBITS

Exhibit Description

99.1 Text of press release dated December 18, 1998


Exhibit 99.1

ACADIA NATIONAL HEALTH SYSTEMS, INC. TERMINATES ACQUISITION AGREEMENT

Lewiston, Maine - December 15, l998 - Acadia National Health Systems, Inc announces the termination of its acquisition discussions with Medical Financial Services ("MFS") in Bangor, Maine. At the request of MFS' owner, Steven I. Weisberger, the offer to sell to Acadia was withdrawn for personal reasons. Acadia's management and board conducted appropriate due diligence, considered the specific circumstances, and believe it is in the best interest of the company to terminate acquisition plans with MFS immediately.

Paul W. Chute, Chairman and Chief Executive Officer believes this decision will not offset Acadia's growth given the continued success of its sales efforts. "We continue to work on other strategic relationships that are shaping and developing our visionary objective, " concluded Mr. Chute.

Mr. Chute states, "A strong team of leaders is a prerequisite for responsible growth." Mr. Chute is pleased to report that Acadia has recently taken steps to assemble an experienced and accomplished senior management team. This is headed by the appointment of John F. Raden as President and Chief Operating Officer. Mr. Raden comes to Acadia following two years as Chief Operating Officer of Medical Financial Services. Prior to that he served as Executive Vice President of Chinet Corporation.
During his tenure, Mr. Raden directed the restructuring of his division of Chinet, which resulted in a substantial increase in profitability.
Mr. Raden completed a number of national and international mergers and acquisitions for Van Leer, the Chinet parent company. Mr. Chute reports, "He will be responsible for the day-to-day operations and strategic development under a long-term agreement with Acadia."

For Further Information Contact:
Investor Relations

95 Park Street, Suite 200
Lewiston, ME 04240
207 777-3423, extension 403
207 784-7743  (fax)
email:  acadnat@exploremaine.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


ACADIA NATIONAL HEALTH SYSTEMS, INC.


                                /s/ Paul W. Chute

DATE: December 18, 1998		       By: PAUL W. CHUTE
Name:  Paul W. Chute
Title: Chief Executive Officer